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                                                      EXHIBIT 5.1






March   , 1998                   DIRECT DIAL NUMBER: (304) 691-8398

Champion Industries, Inc.
Post Office Box 2968
Huntington, WV 25728

     RE: Form S-2 Registration Statement
         Number 333-

Gentlemen:

     This opinion is rendered in connection with the Form S-2 Registration Statement (the "Registration Statement") which has
been filed on March   , 1998, by Champion Industries, Inc. (the
"Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering and sale of 1,150,000 shares of common stock of the Registrant, $1.00 par value (the "Common Stock").

     We are of the opinion that:

     (1) The Common Stock, when issued as described in the Registration Statement, will be validly issued, fully paid and nonassessable, and

     (2) No personal liability for the liabilities of the Registrant attaches to the ownership of such Common Stock under the laws of the State of West Virginia.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Opinion" in the Prospectus forming a part of the Registration Statement.

                                 Very truly yours,

                                 /s/ Thomas J. Murray

                                 Thomas J. Murray
TJM/cgd